Exhibit 5(ii)
Richards, Layton & Finger
A PROFESSIONAL ASSOCIATION
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Fax: (302)c 651-7701
www.rlf.com
February 12, 2008
Qimonda Finance LLC
3000 CentreGreen Way
Cary, North Carolina 27513
     Re: Qimonda Finance LLC
Ladies and Gentlemen:
     We have acted as special Delaware counsel for Qimonda Finance LLC, a Delaware limited liability company (the “Company”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
     (a) The Certificate of Formation of the Company, dated as of July 13, 2006 (the “Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on July 13, 2006;
     (b) The Limited Liability Company Agreement of the Company, dated as of August 3, 2007, entered into by Qimonda AG, a German corporation (“Qimonda”), as the sole member (the “Member”);
     (c) The Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 7, 2007 (the “LLC Agreement”), by the Member;
     (d) The Action by Unanimous Written Consent of the Management Board of the Company, dated as of February 5, 2008 (the “Consent”), as to certain matters;
     (e) The Registration Statement on Form F-3 (File No. 333-135913), filed by the Company and Qimonda with the Securities and Exchange Commission (the “SEC”) on September 11, 2007 (the “Registration Statement”), including the related prospectus, dated September 11, 2007 (the “Prospectus”), relating to guaranteed debt securities of the Company;
     (f) The prospectus supplement, dated February 7, 2008 (the “Prospectus Supplement”), relating to the 6.75% Senior Unsecured Convertible Notes of the Company (the

Qimonda Finance LLC
February 12, 2008

“Securities”), as filed with the SEC on February 11, 2008 pursuant to Rule 424(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”);
     (g) A form of Indenture (the “Base Indenture”), to be entered into by the Company, Qimonda and Deutsche Bank Trust Company Americas, as proposed to be filed with the SEC on or about February 12, 2008 pursuant to Rule 424(b)(2) of the 1933 Act;
     (h) A form of First Supplemental Indenture (jointly with the Base Indenture, the “Indenture”), to be entered into by the Company, Qimonda and Deutsche Bank Trust Company Americas, as proposed to be filed with the SEC on or about February 12, 2008 pursuant to Rule 424(b)(2) of the 1933 Act; and
     (i) A Certificate of Good Standing for the Company, dated February 12, 2008, obtained from the Secretary of State.
     Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement or, if not defined therein, in the Indenture.
     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (i) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (i) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied as to factual matters solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) documents submitted to us as translations of the originals of those documents conform in all material respects to the original documents.
     For purposes of this opinion, we have assumed (i) that the LLC Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, dissolution and termination of, the Company, and that the LLC Agreement and the Certificate are in full force and effect and have not been amended and no amendment of the LLC Agreement or the Certificate is pending or has been proposed, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (v)

Qimonda Finance LLC
February 12, 2008

except to the extent provided in paragraph 3 below, that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents. We have not participated in the preparation of the Registration Statement, the Prospectus or the Prospectus Supplement (except for providing this opinion) and assume no responsibility for its contents, other than this opinion.
     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.
     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (the “Act”).
     2. Under the Act, the LLC Agreement and the Consent, the Company has all necessary limited liability company power and authority to execute and deliver the Indenture and to issue the Securities, and to perform its obligations under the Indenture and the Securities.
     3. Under the Act, the LLC Agreement and the Consent, the execution and delivery by the Company of the Indenture and the Securities, and the performance by the Company of its obligations under the Indenture and the Securities, have been duly authorized by all necessary limited liability company action on the part of the Company.
     We consent to the filing of this opinion with the SEC as an exhibit to the Company’s Form 6-K to be filed in connection with the issuance and sale of the Securities, incorporated by reference in the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.
Very truly yours,
/s/ Richards, Layton & Finger, P.A.